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                     June 25, 2024

       Matthew Walsh
       Chief Financial Officer
       Organon & Co.
       30 Hudson Street, Floor 33
       Jersey City, New Jersey 07302

                                                        Re: Organon & Co.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2023
                                                            File No. 001-40235

       Dear Matthew Walsh:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences